EXHIBIT 21


                      TASTY BAKING COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT





The Registrant owns, directly or indirectly, 100% of the outstanding capital stock of the following subsidiaries:



  Business Name of Corporation                    Jurisdiction of Incorporation

  TBC Financial Services, Inc.                           Pennsylvania
  Dutch Mill Baking Company                              New Jersey
  Tasty Baking Oxford, Inc.                              Pennsylvania
  Tastykake Investment Company                           Delaware


The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.